WORLDCOM AND MCI ANNOUNCE $37 BILLION MERGER
               $51 IN WORLDCOM STOCK PER MCI SHARE

New Era Communications Company Targets Biggest Growth
Opportunities

Jackson, Miss. and Washington,  DC, November 10, 1997 -- WorldCom, Inc. (NASDAQ:
WCOM) and MCI Communications Corporation (NASDAQ: MCIC) announced today a merger agreement creating a fully integrated communications company that will provide a complete range of local, long distance, Internet and international communications services. The merger creates a new era communications company best positioned to take advantage of growth opportunities in the $670 billion global telecommunications market. The combined company, MCI WorldCom, will have over $30 billion in 1998 revenues and joins together two of the industry's most entrepreneurial and competitive forces. The merger is expected to be accretive to WorldCom's earnings by approximately 20% in the first year after closing.

The boards of directors of both companies have unanimously approved the transaction. British Telecommunications plc has also agreed to the merger. The merger agreement calls for MCI stockholders except BT to receive $51 of WorldCom common stock for each MCI share and for BT to receive $51 per share in cash for each of the Class A MCI shares it owns. Upon completion of the merger, MCI stockholders will own approximately 45% of the combined company. The merger will be accounted for as a purchase and will be tax-free to MCI's stockholders.

On the basis of extensive analysis, the MCI board determined that a merger with WorldCom creates maximum shareholder value and offers the greatest number of benefits to its communications customers and employees in the U.S. and around the world.

Merger Synergies

Significant new areas of potential cost savings have been identified and quantified and the anticipated synergies are more than previously estimated by WorldCom. Estimates initially developed by WorldCom have been revised based on new data and analysis. WorldCom estimates that annual cash operating cost synergies of $2.5 billion are achievable in 1999, increasing to $5.6 billion by 2002. In addition, capital expenditure savings of $2 billion a year are expected in 1999 and beyond.

WorldCom and MCI have agreed to expand commercial business arrangements that already exist between the two companies, accelerating the timetable to achieve cost savings. Additionally, the companies will immediately pursue commercial arrangements for MCI to sell WorldCom local services and for WorldCom to sell MCI's services.


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MCI WorldCom will be:

        - A formidable local competitor and the largest competitive local exchange carrier (CLEC);

        - One of the world's largest providers of Internet services;

        - The number two U.S. long distance company;

        - One of the world's largest carriers of international traffic with an expanding network and facilities in Europe, Latin America, and Asia-Pacific;

        - A  leading   information   technology   solutions  provider  combining
          world-class  data  networking,   computing  and  systems   integration
          expertise; and

        - Led by management and employees credited with having played a key role in transforming the telecommunications industry.

Together, WorldCom and MCI will have the capital, proven marketing strength and state-of-the-art network to compete more effectively against the incumbent carriers, domestically and abroad.

Mr. Bernard J. Ebbers, president and chief executive officer of WorldCom, said, "The benefits of this merger are compelling for the stockholders of both MCI and WorldCom -- powerful synergies and ownership in the best performing communications stock over the past decade. This merger is about growth -- value for stockholders, enhanced products and services for customers, and new opportunities for employees."

Mr. Bert C. Roberts Jr., chairman of MCI, said, "Shareholders, customers and employees today are rewarded for the value they have created in MCI over the last 30 years. We are more strongly positioned now than ever before to fulfill the promise of competition and the Telecommunications Act of '96, and to capture the biggest growth opportunities emerging around the world."

Management

MCI WorldCom will be led by the industry's most experienced, skilled and respected management team. The management team will consist of top executives from WorldCom and MCI. Upon completion of the merger, Mr. Roberts, currently chairman of MCI, will become chairman of MCI WorldCom; Gerald H. Taylor, currently chief executive officer of MCI, will become vice chairman of MCI WorldCom and will be responsible for international operations and ventures; and Timothy F. Price, currently president and chief operating officer of MCI, will become president and chief executive officer of MCI WorldCom's U.S. telecommunications


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operating  subsidiary.  Mr. Ebbers will serve as president  and chief  executive officer of MCI WorldCom; John W. Sidgmore, will be vice chairman and chief operating officer of MCI WorldCom and will continue his current responsibilities including European operations; and Scott D. Sullivan, will serve as chief financial officer of MCI WorldCom. The board of directors of MCI WorldCom will have 15 members, eight from WorldCom, five from MCI and two additional members.

"In forming this partnership with MCI, we have aligned ourselves with a management team and employees who share our entrepreneurial spirit and continue to pioneer competition in our industry," Mr. Ebbers said. "The expertise of Mr. Roberts and his colleagues will be invaluable as we confront the changing domestic and international telecommunications landscape."

"WorldCom and MCI have both succeeded in removing barriers and bringing the benefits of competition to customers. In combining our unique strengths -- our agility, innovative approach and competitive skills -- we will be a new era communications company," said Mr. Roberts.

Relationship with BT

MCI and BT have mutually agreed not to proceed with their existing merger agreement. MCI will continue its commitment to providing customers with quality global products from Concert Communications Services. After the transaction closes, MCI WorldCom will become a non-exclusive distributor of Concert products and services.

Approval Process

The merger agreement is subject to the approvals of MCI and WorldCom stockholders as well as approvals from the Federal Communications Commission, the Justice Department and various state government bodies. In addition, the merger is subject to review by the European Commission. The companies anticipate that the merger will close within six to nine months.

Terms

The actual number of shares of WorldCom common stock to be exchanged for each MCI share owned by investors in MCI other than BT will be determined by dividing $51 by the 20-day average of the high and low sales prices for WorldCom common stock prior to the closing, but will not be less than 1.2439 shares (if WorldCom's average stock price exceeds $41) or more than 1.7586 shares (if WorldCom's average stock price is less than $29).

Salomon Brothers Inc acted as financial advisor and provided a fairness opinion to WorldCom. Lazard Freres & Co. LLC and Lehman Brothers acted as financial advisors and provided fairness opinions to MCI.

MCI, headquartered in Washington, D.C., offers the industry's most comprehensive portfolio of global services. With 1996 revenues of $18.5 billion, MCI ranks as one of the world's largest telecommunications companies. MCI is also the third largest carrier of international voice traffic and operates one of the world's most advanced Internet networks. Since its founding in 1968, MCI has been a leader in bringing the benefits of long distance competition to businesses and consumers and is now leading the charge to open U.S. local calling markets to competition.

WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq National Market (U.S.) under the symbol WCOM and WCOMP, respectively.

Information contained in this release with respect to the expected financial impact of the proposed transaction is forward-looking. These statements represent the company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include, but are not limited to, material adverse changes in economic and competitive conditions in the markets served by the companies, material adverse changes in the business and financial condition of either or both companies and their respective customers, uncertainties concerning technological changes and future product performance, and substantial delay in the expected closing of the transaction.